Exhbit 99.1

SMFStreicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Richard E. Gathright	Peter Seltzberg
	Chairman and Chief Executive Officer	Cameron Associates, Inc.
	954-308-4200	212-245-8800

STREICHER MOBILE FUELING, INC. ANNOUNCES CLOSING OF HOUSTON-BASED SHANK SERVICES ACQUISITION AND AMENDED LOAN AND SECURITY AGREEMENT

Ft. Lauderdale, FL, February 28, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (the “Company”), a leading out-sourced refueling and fuel management solution provider for vehicle and equipment fleets, today announced that it has completed the acquisition of Houston-based Shank Services, a provider of commercial fueling and heavy haul transportation services with operations in Houston, Dallas/Forth Worth, Austin and San Antonio, Texas, from Shank C&E Investments (“Shank Investments”) for a net purchase price of $7.7 million. The transaction closed on February 18, 2005.

In accordance with the January 25, 2005 agreement between the Company and its wholly owned subsidiary, SMF Services, Inc. (“SSI”), and Shank C&E Investments, L.L.C., and its members, SSI acquired substantially all of the assets and related business of Shank Investments, operating under the trade name “Shank Services.” SSI paid $5.2 million for the vehicles, trailers, tanks, other operating equipment, business interests and related intangibles of the Shank Services business, of which $3.3 million was paid in cash and $1.9 million in a two year deferred payment promissory note. Payment of the promissory note is subject to certain financial performance contingencies of the combined Texas operations of the Company and the former Shank Investments operations during an eighteen month period ending December 31, 2005. SSI also purchased accounts receivable and inventory from Shank Investments for approximately $3.0 million in cash. After adjustments, the total consideration for the acquisition was $7.7 million. SSI did not assume any material liabilities or debt of Shank Investments.

As previously announced, the Company financed the Shank Services acquisition, other than the accounts receivable and inventory, with a portion of the proceeds of its recent $6.1 million private placement of senior secured notes and common stock warrants.

The $3.0 million used to purchase the Shank Services accounts receivable and inventory were advanced under the Company’s line of credit with Wachovia Bank, N.A., pursuant to a February 18, 2005, amendment of the facility’s loan and security agreement. The amendment also added SSI as a co-borrower with the Company, extended the term of the original agreement by one year to September 25, 2006, and modified certain other terms and covenants of the agreement, including a reduction in the interest rate and the required fixed charge coverage ratio.

Richard E. Gathright, Chairman and CEO commented, “Completing the Shank Services acquisition and expanding the Company’s operations in the Texas market are integral to our corporate growth. Increasing the volume of day and night fuel deliveries to customers, providing specialized heavy equipment transportation services on a broad geographical basis, and adding the incremental margins from those activities will have an important impact on our future profitability and related increase in shareholder equity value.”

“We are confident that the Shank Services business, when integrated with the Company’s present Texas operations, will lead to further growth opportunities, both organically and by acquisition, which we believe will contribute to achieving the performance objectives we have established. The Company intends to identify and evaluate further acquisitions and to create a presence in those areas where our profit-driven efforts will result in bottom-line performance.”

About Streicher Mobile Fueling, Inc.

The Company provides mobile fueling and fuel management out-sourced services, primarily to businesses operating fleets of vehicles and equipment. Its specialized truck fleet delivers fuel to customers’ locations, refueling vehicles and equipment and/or re-supplying storage facilities at competitive service fees and fuel prices. The Company's proprietary electronic fuel tracking system is used to measure, record, and track fuel dispensed to each vehicle and tank fueled at a customer location allowing verification of the amount and type of fuel delivered and sold, and providing customers with customized fleet fuel data for management analysis and reporting. The Company conducts operations from 17 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” ”expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Investors should not rely on forward-looking statements to evaluate the Company or its stock because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements. Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate the acquired assets and operations of Shank Services and to service the increased debt incurred to finance the acquisition, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings. Such factors are in addition to, and not a substitution for, those set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 under “Certain Factors Affecting Operating Results” and in other reports filed with the Securities and Exchange Commission.